Exhibit 99.1

News Release

Greer Bancshares Incorporated

For Questions, Contact:

1111 West Poinsett Street

George Burdette, President and CEO

Greer, SC 29650

Phone: (864) 877-2000

William Russell

The Marketing Beacon, 864-430-8967

Greer Bancshares Incorporated Reports First Quarter Profit

Results Mark Sixth Straight Profitable Quarter

Greer, SC - - April 15, 2013 - - Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported a first quarter net income attributable to common shareholders of $641,000 or $0.26 per diluted common share as compared to the prior year first quarter net income of $1,667,000 or $0.67 per diluted common share. The prior year first quarter was aided significantly by net gains on investment transactions which accounted for $1,160,000 of the quarterly net operating income for the Company in 2012 as compared to $120,000 for 2013. While the Bank did not incur any loan loss provision expense during the first quarter of the current or prior year, the reserve for loan losses increased to 2.35% of outstanding loans at March 31, 2013 as compared to 2.25% at December 31, 2012. This was primarily due to the declining size of the loan portfolio.

As of March 31, 2013:

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total assets were $358 million, down from $361 million at December 31, 2012; and

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total loans outstanding were $191 million, down from $196 million at December 31, 2012; and

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total deposits were $272 million, up from $261 million at December 31, 2012; and

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non-accrual loans were $3.3 million, down from $3.9 million at December 31, 2012; and

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past-due loans were $4.1 million, up from $2.9 million at December 31, 2012.

“The positive momentum continues at Greer State Bank as we recognize our sixth consecutive quarter of profitable performance,” says George Burdette, President and CEO of Greer State Bank. “As the economy continues to slowly recover, we are seeing the optimism return for both consumer and business customer activity. This is a positive indication that the local market is building renewed confidence by moving forward with personal and commercial financial plans.”

About Greer State Bank

Now in its twenty-fifth year of operations, Greer State Bank serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS. More information on Greer State Bank can be found on the company website at http://www.GreerStateBank.com.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties. For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this report.